Exhibit 99.3

December 08, 2010 10:20 AM Eastern Time

CIGNA Announces Completion of Tender Offer for Any and All of Its 8.50% Senior Notes Due 2019

PHILADELPHIA--(BUSINESS WIRE)-- CIGNA Corporation (NYSE:CI) announced today that it has completed its previously announced cash tender offer for any and all of its $350 million principal amount of outstanding 8.50% Senior Notes due 2019 (the “Notes”). The tender offer expired at 11:59 P.M., New York City time, on December 7, 2010 (the “Expiration Time”).

Based on the final tabulation provided by D.F. King & Co., Inc., the depositary and information agent for the tender offer, the aggregate principal amount of Notes that were validly tendered and not validly withdrawn prior to the Expiration Time was $98,583,000. CIGNA has accepted for purchase all Notes validly tendered and not validly withdrawn prior to the Expiration Time, with settlement occurring today, December 8, 2010.

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as the dealer managers for the tender offer and D.F. King & Co., Inc. served as the depositary and information agent for the tender offer.

About CIGNA

CIGNA is a global health service and financial company dedicated to helping people improve their health, well-being and sense of security. CIGNA Corporation’s operating subsidiaries in the United States provide an integrated suite of health services, such as medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance. CIGNA offers products and services in over 27 countries and jurisdictions and has approximately 60 million customer relationships throughout the world. To learn more about CIGNA, visit www.cigna.com.

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed under the heading “Risk Factors” in the company's most recent Form 10-K filed with the Securities and Exchange Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

Contacts
CIGNA Corporation
Renee Cieslukowski, 215-761-2814

Source: CIGNA Corporation